EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2022 Results
•Second Quarter Net Income of $66.5 Million and Earnings Per Share of $6.54
•Petroleum Additives Record First Half Sales of $1.4 Billion, Up 20% versus First Half of 2021
•Petroleum Additives First Half Operating Profit of $178.1 Million, Up 5.8% versus First Half of 2021
•Focus Remains on Margin Recovery and Cost Control as Inflationary Environment Continues
Richmond, VA, August 2, 2022 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2022.
Net income for the second quarter of 2022 was $66.5 million, compared to net income of $52.0 million for the second quarter of 2021. Earnings per share increased to $6.54 per share from $4.75 per share in the prior year period. For the first half of 2022, net income was $125.8 million, or $12.28 per share, compared to net income of $121.7 million, or $11.13 per share, for the first half of last year.
Sales for the petroleum additives segment for the second quarter of 2022 were $721.0 million, up from $586.6 million in the second quarter of 2021. Petroleum additives operating profit for the second quarter of 2022 was $91.2 million, compared to $74.2 million for the same period last year. The increase was mainly due to increased selling prices and shipments partially offset by higher raw material and operating costs. Shipments between quarterly periods were up 2.6%, with increases in lubricant additives shipments partially offset by decreases in fuel additives shipments. All regions except Latin America contributed to the increase in lubricant additives shipments. All regions except North America contributed to the decrease in fuel additives shipments.
Petroleum additives sales for the first half of the year were a record $1.4 billion, compared to sales in the first half of last year of $1.2 billion. Petroleum additives operating profit for the first half of the year was $178.1 million compared to $168.3 million for the first half of 2021. The drivers for this increase were similar to those affecting the quarterly comparison of operating profit. Shipments increased 2.5% between periods, with increases in lubricant additives shipments partially offset by decreases in fuel additives shipments. All regions except Asia Pacific contributed to the increase in lubricant additives shipments. Europe and Asia Pacific were the primary drivers for the decrease in fuel additives shipments, partially offset by increases in North America and Latin America.
We are encouraged by the sequential improvement in our petroleum additives operating profit since the fourth quarter of 2021. Our efforts to recover margins and control costs are beginning to take hold, but we are still being challenged by the ongoing inflationary environment. Margin recovery and cost control will remain priorities throughout 2022 so that we can return to our historical profit margin range. In addition, worldwide supply chain disruptions continue to negatively impact our business. We are working to resolve continuing supply chain issues to meet our customers’ growing needs, and we expect to see improvement in the supply chain and in our performance as the year unfolds.
During the first half of 2022, we paid dividends of $42.9 million, repurchased 289,737 shares of our common stock for a total of $92.8 million, and funded capital expenditures of $27.8 million.
Our views toward the fundamentals of our industry remain unchanged with the petroleum additives market growing at 1% to 2% for the foreseeable future, and we expect to exceed that growth rate.
We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. This is evidenced by our ongoing investments in supply capability and our technology- driven initiatives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald
The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Wednesday, August 3, 2022 to review second quarter 2022 financial results. You can access the conference call live by dialing 1-877-545-0523 (domestic) or 1-973-528-0016 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until August 10, 2022 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 46033. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/46033. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from future acquisitions, or our inability to successfully integrate future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2021 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Petroleum additives	$721,021	$586,587	$1,381,325	$1,151,485
All other	2,618	4,134	4,866	5,851
Total	$723,639	$590,721	$1,386,191	$1,157,336
Segment operating profit:
Petroleum additives	$91,185	$74,200	$178,107	$168,271
All other	(262)	17	(164)	(647)
Segment operating profit	90,923	74,217	177,943	167,624
Corporate unallocated expense	(7,332)	(3,548)	(11,222)	(7,860)
Interest and financing expenses	(7,084)	(8,869)	(16,490)	(15,212)
Loss on early extinguishment of debt	0	0	(7,545)	0
Other income (expense), net	9,101	5,258	16,429	11,876
Income before income tax expense	$85,608	$67,058	$159,115	$156,428
Net income	$66,472	$51,952	$125,790	$121,664
Earnings per share - basic and diluted	$6.54	$4.75	$12.28	$11.13

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$723,639	$590,721	$1,386,191	$1,157,336
Cost of goods sold	566,163	449,722	1,073,552	854,584
Gross profit	157,476	140,999	312,639	302,752
Selling, general, and administrative expenses	38,489	34,735	74,111	71,650
Research, development, and testing expenses	35,396	35,517	71,647	71,854
Operating profit	83,591	70,747	166,881	159,248
Interest and financing expenses, net	7,084	8,869	16,490	15,212
Loss on early extinguishment of debt	0	0	7,545	0
Other income (expense), net	9,101	5,180	16,269	12,392
Income before income tax expense	85,608	67,058	159,115	156,428
Income tax expense	19,136	15,106	33,325	34,764
Net income	$66,472	$51,952	$125,790	$121,664
Earnings per share - basic and diluted	$6.54	$4.75	$12.28	$11.13
Cash dividends declared per share	$2.10	$1.90	$4.20	$3.80

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$79,491	$83,304
Marketable securities	0	375,918
Trade and other accounts receivable, less allowance for credit losses	515,002	391,779
Inventories	530,186	498,539
Prepaid expenses and other current assets	36,282	38,633
Total current assets	1,160,961	1,388,173
Property, plant, and equipment, net	663,462	676,770
Intangibles (net of amortization) and goodwill	126,842	127,752
Prepaid pension cost	248,575	242,604
Operating lease right-of-use assets	66,821	68,402
Deferred charges and other assets	64,010	54,735
Total assets	$2,330,671	$2,558,436
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$320,930	$246,097
Accrued expenses	76,177	85,103
Dividends payable	16,555	16,648
Income taxes payable	9,677	4,442
Operating lease liabilities	16,018	15,709
Current portion of long-term debt	0	349,434
Other current liabilities	7,277	7,654
Total current liabilities	446,634	725,087
Long-term debt	911,295	789,853
Operating lease liabilities - noncurrent	50,468	52,591
Other noncurrent liabilities	200,939	228,776
Total liabilities	1,609,336	1,796,307
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,079,643 at June 30, 2022 and 10,362,722 at December 31, 2021)	0	0
Accumulated other comprehensive loss	(114,413)	(82,227)
Retained earnings	835,748	844,356
Total shareholders' equity	721,335	762,129
Total liabilities and shareholders' equity	$2,330,671	$2,558,436

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2022	2021
Net income	$125,790	$121,664
Depreciation and amortization	41,670	41,719
Loss on early extinguishment of debt	7,545	0
Loss on marketable securities	2,977	2,314
Cash pension and postretirement contributions	(4,863)	(5,184)
Working capital changes	(114,665)	(59,484)
Deferred income tax (benefit) expense	(21,036)	6,654
Purchases of marketable securities	(787)	(387,653)
Proceeds from sales and maturities of marketable securities	372,846	9,894
Capital expenditures	(27,807)	(44,394)
Redemption of 4.10% senior notes	(350,000)	0
Issuance of 2.70% senior notes	0	395,052
Cash costs of 4.10% senior notes redemption	(7,099)	0
Debt issuance costs	0	(3,897)
Net borrowings under revolving credit facility	121,000	0
Repurchases of common stock	(90,782)	0
Dividends paid	(42,860)	(41,526)
All other	(15,742)	(6,467)
(Decrease) increase in cash and cash equivalents	$(3,813)	$28,692

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Income	$66,472	$51,952	$125,790	$121,664
Add:
Interest and financing expenses, net	7,084	8,869	16,490	15,212
Income tax expense	19,136	15,106	33,325	34,764
Depreciation and amortization	20,251	20,594	40,855	40,918
EBITDA	$112,943	$96,521	$216,460	$212,558